EXHIBIT 5.3

Consent of Mark B. Mathisen

The undersigned hereby consents to the use of their reports entitled “Technical Report on the Larocque East Project, Northern Saskatchewan, Canada”, as amended, dated August 4, 2022 with an effective date of July 8, 2022, and “Technical Report on the Tony M Mine, Utah, USA” dated December 8, 2022, with an effective date of September 9, 2022, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IsoEnergy Ltd. being filed with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Mark B. Mathisen
Mark B. Mathisen, C.P.G.

Dated: January 13, 2026